AGREEMENT

This agreement, dated the 30th day of April 2003

Between:

Cognito Limited, a company incorporated in the British Virgin Islands with registration number 378602, with its registered office at P.O. Box 371, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands. (hereinafter referred to as “Cognito”)

                                                                                     Of the first part

And:

Rowen Company Limited of 1712 Natwest Tower, Times Square, 1 Matheson St., Hong Kong. (hereinafter referred to as “the Vendor”).

                                                                                     Of the second part

And:

Exeter Resource Corporation, a company incorporated in Canada with registration no. 274106 , with its registered office Suite 2103, 808 Nelson St., Vancouver, British Columbia, V6Z 2H2, Canada, or its legal nominee (hereinafter referred to as “Exeter”)

                                                                                       Of the third part

Whereas:

A.

Exeter has been advised by stockbrokers and sophisticated potential investors that in order to finance the Company it is desirable and perhaps necessary for Exeter to own 100% of the La Cabeza project.

B.    Exeter and the Vendor have therefore negotiated in good faith as to the acquisition of the additional 50% of Cognito.

C.    The Vendor is currently the sole beneficial owner of  50% of Cognito, and has transferred the remaining 50% the shares in Cognito to Exeter in accordance with an Agreement dated January 18th, 2003 (Exeter January03 Agreement).

D.    Cognito has an extant agreement with Martin Antonio Carotti and Claudia Viviana Rubenstein for the La Cabeza project in Mendoza Province, Argentina dated February, 2003, which gives Cognito rights to 100% of the project subject only  to annual option payments and to a royalty from production..

E.   The Vendor is desirous of selling the remaining 50% of the shares in Cognito (“the Shares”) to Exeter and Exeter wishes to acquire such Shares under the following terms and conditions.

NOW THEREFORE in consideration of the premises and of the mutual covenants and provisos herein contained, the parties hereto agree as follows:

1.

CONSIDERATION

As consideration for the acquisition of the Shares, Exeter must

(a)

    make cash payment of C$25,000 to Rowen Company Ltd. as partial re-imbursement of costs to date,  and,

(b)

    make additional payment to  each of the beneficiaries of Cognito shares held by Rowen Company Ltd., namely Bryce Gordon Roxburgh and John Arnold Haggman  of  400,000 issued shares in Exeter (a total of 800,000 shares in Exeter) upon approval of this agreement by the TSX.

(c)

    make further payment of either, at the election of Exeter:

(i)

2.5 million Exeter shares (corrected for consolidation or

share splits after this date), or

              (ii)      C$2.5 million in cash

     within 30 days of the expenditure of US$3 million in accordance with the terms of the Exeter January 03 Agreement as adjusted by this

     Agreement or within 30 days of the completion of a bankable feasibility study, whichever event occurs sooner. If the payment is upon the expenditure of the US$3 million, the payment shall be subject to a report by an independent Expert stating that the project has sufficient value to warrant the transaction.  The payment may be made to the beneficial owners of Cognito in Rowen Company

The obligations of Exeter inherent in the Exeter January 03 Agreement shall remain extant except as adjusted by this agreement.

1.

ACQUISITION of COGNITO SHARES

(a)

When Exeter has made payments in accordance with Clauses 1(a) and (b) above, the Vendor shall promptly transfer 50% of the shares in Cognito to Exeter, so that Exeter shall then have 100% of the shares in Cognito. This transfer of 50% of the shares is a retroactive acquisition of shares in Cognito and Exeter shall be required to conform to other conditions required by this agreement and the Exeter January03 Agreement. The additional 50% of the shares in Cognito shall be held in Escrow until Exeter has made payments in accordance with Clause 1(c) above.

(b)

If Exeter does not make payment in accordance with Clause 1(c) above, then the 50% of the shares in Cognito shall be transferred back to Rowen by the Escrow Agent.  Rowen shall then be entitled to a  casting vote as the Chairman of Cognito to determine the future work, expenditure, dilution of non contributing parties, and general progress of the La Cabeza Project.

(c)

When Exeter makes payment in accordance with Clause 1( c), the Escrow agent shall transfer these 50% of the shares in Cognito to Exeter and the company shall own 100% of the shares in Cognito.

3.

COVENANTS OF EXETER

During the currency of this agreement  Exeter shall:

a.

Not sell, transfer or assign any of the rights to the shares in Cognito.

b.

Exeter shall negotiate in good faith with the Vendor should the

Company become subject to take-over, such that both Parties

shall agree to exercise either Clause 1 c (i) or (ii) which action will be executed prior to such take-over.

c.

It will in no way encumber Cognito with debt or commitments outside those required for the advancement of La Cabeza Project.

4.     COVENANTS OF THE VENDOR

The Vendor covenants that:

(a)

Rowen Comant Limited has the exclusive right and authority to enter into this agreement and to do all things in accordance with the terms hereof, and that no other person, firm or corporation has any propriety or other interest in same;

(b)

Cognito is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and is duly qualified to do business in every jurisdiction in which it carries on business

(c)

Cognito is engaged in the business of investment, exploration and development of resource projects in Argentina and is not and has not, since the date of its incorporation, been engaged in any other business.

(d)

 as of the date of this agreement the authorized capital of Cognito consists of 10,000 ordinary shares of US$1 each,  and it currently holds 50% of these which are issued as fully paid and non-assessable in the name of the Vendor. The remaining 50% of the shares are held by Exeter and are subject to the Exeter January03 Agreement.

(e)

 the Shares are validly issued and outstanding as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and represent all of the issued and outstanding shares of Cognito

(f)

           there are no options, warrants, rights or agreements outstanding with respect to the purchase or acquisition of the Shares or which entitle any person other than Exeter to acquire shares in the capital of Cognito, including without limiting the generality of the foregoing, any securities convertible into or exchangeable for shares of Cognito;

(g)

 there are no material liabilities of Cognito of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Cognito or Exeter may become liable as a result of the transactions contemplated herein;

(h)

  all amounts due by Cognito, at the date hereof, whether by shareholder loan or otherwise to the Vendor are hereby cancelled.

5.

TERMINATION

(a) This Agreement shall terminate without notice concurrently with the termination of the Exeter January 03 Agreement should that event occur before satisfaction of the terms required by Clause 1(c) herein.

(b)  The Vendor may terminate this agreement by notification in writing should Exeter not conform to Clause 1, and other terms required herein, or should Exeter not conform to the terms of the Exeter January03 Agreement  The shares in Cognito held by Exeter at that time shall be promptly transferred to the Vendor.

(c)   At the date of termination, Exeter will transfer the Shares to the Vendor free of cost and any additional encumbrances except those required during the perfection of title of the La Cabeza project.

(d)   All cash and Exeter shares issued to the Vendor, or beneficiaries of Cognito shares held by the Vendor during the term of this agreement prior to termination, will be retained by the Vendor as compensation for the Vendor not holding tenancy of the project during the period.

(e)  When Exeter has satisfied the conditions of Clause 2 ( c). , this agreement shall be terminated, and the Exeter January 03 Agreement shall be terminated concurrently, and all conditions considered satisfied. There shall then be no further obligations by Exeter to the Vendor under either agreement.

6.

FORCE MAJEURE

If Exeter is prevented or delayed in complying with any provisions of this agreement by reason of strikes, lockouts, labor shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Exeter that result in a delay in exploration, or the timely conduct of exploration, the time limited for the performance of the various provisions of this agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. Exeter, insofar as is possible, shall promptly give written notice to the Vendor of the particulars of the reasons for any prevention or delay under this paragraph, and shall work diligently and expeditiously taking all reasonable steps to remove the cause of such prevention or delay, and shall give written notice to the Vendor as soon as such cause ceases to exist.

7.

ASSIGNMENT, SUCCESSORS AND ASSIGNS

Total or partial rights to this agreement may not be assigned by Exeter. All or part of the beneficial rights in Cognito held in Rowen Company Limited may be assigned, provided written notice is provided to Exeter.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8.

FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this agreement.

This agreement in no way amends or alters the terms inherent in the Exeter January03 Agreement.

9.

NOTICE

Any notice required to be given under this Agreement shall be in writing and shall be sent by facsimile or by airmail (postage prepaid):

 in the case of Exeter to

Suite 2103, 808 Nelson St.,

Vancouver,

British Columbia V6Z 2HH2 ,

Fax: +604 684 7346

for the attention of  Douglas Scheving

 in the case of the Vendor to

Rowen Company Limited,

1712 Natwest Tower,

Times Square,

1 Matheson St.,

Hong Kong

Fax: +852 2537 8825

For the attention of Bryce Roxburgh and John Haggman

in the case of Cognito to

C/- Alliance Investments Ltd

Level 7, Le Panorama Block AB

57 Rue Grimaldi

Monaco 9800

Any such notice shall be deemed to have been served if sent by facsimile 24 hours after transmission or if sent by airmail 5 days after it was posted. In proving service by post it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and posted.

10.

GOVERNING LAW

This agreement shall be governed by the laws of British Columbia, and the parties hereby submit to the non-exclusive jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF the parties hereto have signed this agreement the day and year first above written.

Signed by Douglas Scheving, )
Director For and on behalf of )
EXETER RESOURCE CORPORATION )

Signed by Bryce Roxburgh )
For and on behalf of )
ROWEN COMPANY LIMITED )

Signed by Bryce Roxburgh )
For and on behalf of )
COGNITO LIMITED )